American Shared Hospital Services Reports Third Quarter 2019 Results

San Francisco, CA – November 7, 2019 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and nine months ended September 30, 2019.

Recent Highlights
•Total revenue in the third quarter was $5,301,000, a 18.6% increase versus the comparable period in 2018. Proton therapy revenue of $1,677,000 increased 61.1% quarter over quarter. Gamma Knife revenue of $3,310,000 increased 3.6% quarter over quarter due to increased volumes at existing sites.
•Total proton therapy fractions in the third quarter increased 34.3% quarter over quarter. The increase for the third quarter was due to higher volumes reflecting increased awareness of the benefits of proton therapy treatment and operations for the full quarter versus a truncated operational third quarter 2018 due to two weeks of down time.
•Net income in the third quarter of $165,000 was consistent quarter over quarter. However, net income for the third quarter increased $134,000 compared to the second quarter of 2019.
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "ASHS had a solid third quarter with revenue increasing for both proton therapy and Gamma Knife during the three months. Proton therapy fractions grew by 34.3% at our Orlando Health – UF Health Cancer Center, fueling a proton therapy revenue gain of 61.1% in the quarter. This quarter’s gain was partially enhanced by two weeks of down time incurred in the year ago quarter. In Gamma Knife, all service disruptions from the previous quarter were resolved, allowing for a return to normalcy, even with one site down for a Cobalt-60 reload and Icon upgrade during the quarter. Gamma Knife revenue increased by 3.6% in the quarter, reflecting volume growth that includes the opening of the new Merrillville, Indiana facility earlier this year. Looking ahead, we expect further Icon upgrades to contribute to future volume expansion in our Gamma Knife business. We also expect continued volume growth in proton therapy from the broadening awareness of the therapy’s benefits across a growing number of medical indications. We continue to hold discussions for additional PBRT centers and remain optimistic about reaching agreement.”

Financial Results for the Three Months Ended September 30, 2019

For the three months ended September 30, 2019, revenues increased 18.6% to $5,301,000 compared to revenues of $4,470,000 for the third quarter of 2018. Net income attributable to the Company for the third quarter of 2019 was $165,000, or $0.03 per share. This compares to net income attributable to the Company for the third quarter of 2018 of $168,000, or $0.03 per share.

Third quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 61.1% to $1,677,000 compared to revenue for the third quarter of 2018 of $1,041,000. The increase in revenue was due to increased volumes and also due to the proton therapy unit being fully operational for the three-month period ended September 30, 2019 versus the prior year period when the proton therapy system incurred two weeks of down time.

Revenue for the Company’s Gamma Knife operations increased 3.6% to $3,310,000 for the third quarter of 2019 compared to $3,194,000 for the third quarter of 2018 due to increased volumes at existing sites. One of the Company’s sites was down for two months during the quarter for a Cobalt-60 reload and Icon upgrade, negatively impacting the growth in Gamma Knife volumes and revenues.

Gross margin for the third quarter of 2019 increased to $1,813,000, or 34.2% of revenue, compared to gross margin of $1,634,000, or 36.6% of revenue, for the third quarter of 2018. This reflected an increase in costs of revenue, including maintenance and supplies and other direct operating costs, including at the Company’s new site in Merrillville, Indiana and the Company’s stand-alone facility in Lima, Peru.

Net income for the third quarter of 2019 was $165,000, or $0.03 per share. This compares to net income attributable to the Company for the third quarter of 2018 of $168,000 or $0.03 per share.
Adjusted EBITDA, a non-GAAP financial measure, was $2,445,000 for the third quarter of 2019, compared to $2,467,000 for the third quarter of 2018.

Financial Results for the Nine Months Ended September 30, 2019

For the nine months ended September 30, 2019, revenues increased 5.9% to $15,819,000 compared to revenues of $14,944,000 for the first nine months of 2018.

Proton therapy revenue increased 30.5% to $4,728,000 for the first nine months of 2019 compared to $3,622,000 for the first nine months of 2018. The increase in revenue was due to higher volumes and a higher average reimbursement per treatment compared to the Company’s historical average. The increase in proton therapy revenue was also due to the proton therapy unit being fully operational for the nine-month period ended September 30, 2019 versus the prior year period when the proton therapy system incurred two weeks of down time.

Gamma Knife revenue decreased 1.5% for the first nine months of 2019 compared to the first nine months of 2018. The decrease was due to lower volumes. One of the Company’s sites was down for the entire 2019 second quarter and another site was down for two months in the current quarter for a Cobalt-60 reload and Icon upgrade, contributing to the decline in Gamma Knife volume.

Net income attributable to the Company for the first nine months of 2019 was $466,000, or $0.08 per share. This compares to net income attributable to the Company for the first nine months of 2018 of $845,000, or $0.14 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $7,620,000 for the first nine months of 2019, compared to $7,705,000 for the first nine months of 2018.

Balance Sheet Highlights

At September 30, 2019, cash, cash equivalents, and restricted cash was $1,647,000, compared to $1,792,000 at December 31, 2018. Shareholders' equity at September 30, 2019 was $31,422,000, or $5.40 per outstanding share. This compares to shareholders' equity at December 31, 2018 of $31,048,000, or $5.43 per outstanding share.

Conference Call and Webcast Information

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial 1 (800) 446-1671 at least 5 minutes prior to the scheduled start time, and mention confirmation number 49151849. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available until November 21, 2019 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 49151849# when prompted.
About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems. For more information, please visit: www.ashs.com.

Earnings Disclosure

In July 2019, the Centers for Medicare and Medicaid Services (“CMS”) announced a proposed new mandatory payment model for radiation oncology services intended to test an episodic payment structure across certain radiation therapy providers and suppliers. CMS projects that approximately 40% of radiation oncology providers, selected randomly by geographic area, will be included in the model and approximately 60% will continue to receive reimbursement based on fee-for-service methodology. The proposed payment model would significantly alter CMS’ payment methodology for radiation oncology services. The timing and details of the proposed payment model are uncertain. As a result, the Company cannot estimate the potential impact of adoption of the proposed rule. However, reductions in the reimbursement rates or changes in reimbursement methodology or administration for radiosurgery and radiation therapy could adversely affect the Company’s revenues and financial results. For centers not included in the proposed model, Medicare reimbursement in 2020 for the most commonly used proton therapy delivery codes is proposed (pending final determination) to increase approximately 11.5% and 5% for Gamma Knife.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and June 30, 2019, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2019.

Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:
American Shared Hospital Services
Ernest A. Bates, M.D.
Chairman and Chief Executive Officer
P: (415) 788-5300
eabates@ashs.com

PCG Advisory Group, Investor Relations
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

American Shared Hospital Services
Statement of Operations
(Unaudited)

	Summary of Operations Data

	Three months ended September 30,		Nine months ended September 30,

	2019	2018	2019	2018
Revenues	$5,301,000	$4,470,000	$15,819,000	$14,944,000
Costs of revenue	3,488,000	2,836,000	10,340,000	9,023,000
Gross margin	1,813,000	1,634,000	5,479,000	5,921,000
Selling & administrative expense	1,065,000	1,050,000	3,201,000	3,067,000
Interest expense	302,000	399,000	1,015,000	1,230,000
Operating income	446,000	185,000	1,263,000	1,624,000
Proceeds received from investment in equity securities	0	0	0	22,000
Other income	7,000	185,000	15,000	194,000
Income before income taxes	453,000	370,000	1,278,000	1,840,000
Income tax expense	99,000	82,000	250,000	401,000
Net income	354,000	288,000	1,028,000	1,439,000
Less: Net income attributable to non-controlling interest	(189,000)	(120,000)	(562,000)	(594,000)
Net income attributable to American Shared Hospital Services	$165,000	$168,000	$466,000	$845,000

Earnings per common share:
Basic	$0.03	$0.03	$0.08	$0.14
Assuming dilution	$0.03	$0.03	$0.08	$0.14

Weighted average shares outstanding:
Basic	5,889,000	5,841,000	5,899,000	5,831,000
Assuming dilution	5,908,000	5,891,000	5,917,000	5,855,000

American Shared Hospital Services
Balance Sheet Data
(Unaudited)

	9/30/2019	12/31/2018
Cash, cash equivalents and restricted cash	$1,647,000	$1,792,000
Current assets	$10,244,000	$9,946,000
Total assets	$55,258,000	$57,502,000

Current liabilities	$8,778,000	$9,474,000
Shareholders' equity	$31,422,000	$31,048,000

American Shared Hospital Services
Adjusted EBITDA
(Unaudited Reconciliation of GAAP to Non-GAAP Adjusted Results)

		Q3	Q3	YTD	YTD
		2019	2018	2019	2018
Net Income		$ 165,000	$ 168,000	$ 466,000	845,000
Plus:	Income Tax Expense	99,000	82,000	250,000	401,000
	Interest Expense	302,000	399,000	1,015,000	1,230,000
	Depreciation and Amortization Expense	1,817,000	1,761,000	5,719,000	5,082,000
	Stock-Based Compensation Expense	62,000	57,000	170,000	169,000

	Proceeds received from investment in equity securities	-	-	-	(22,000)

Adjusted EBITDA		$2,445,000	$2,467,000	$7,620,000	$7,705,000